SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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Website Pros, Inc.

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WEBSITE PROS, INC.

12375 Gran Bay Parkway West, Building 200

Jacksonville, Florida 32258

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On May 9, 2006

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of WEBSITE PROS, INC., a Delaware corporation (the “Company”). The meeting will be held on TUESDAY, MAY 9, 2006 at 10:30 a.m. local time at the Sawgrass Marriott in Ponte Vedra Beach, Florida for the following purposes:

1.	To elect two directors to hold office until the 2009 Annual Meeting of Stockholders.

2.	To ratify the selection of Ernst & Young LLP as independent registered public accounting firm of the Company for its fiscal year ending 2006.

3.	To conduct any other business properly brought before the meeting.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

The record date for the Annual Meeting is March 23, 2006. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

By Order of the Board of Directors

Kevin M. Carney

Secretary

Jacksonville, Florida

April 12, 2006

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy, or vote over the telephone or the Internet as instructed in these materials, as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for your convenience. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

WEBSITE PROS, INC.

12375 Gran Bay Parkway West, Building 200

Jacksonville, Florida 32258

PROXY STATEMENT

FOR THE 2006 ANNUAL MEETING OF STOCKHOLDERS

May 9, 2006

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

Why am I receiving these materials?

We sent you this proxy statement and the enclosed proxy card because the Board of Directors of WEBSITE PROS, INC. (sometimes referred to as the “Company” or “Website Pros”) is soliciting your proxy to vote at the 2006 Annual Meeting of Stockholders. You are invited to attend the annual meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card, or follow the instructions below to submit your proxy over the telephone or on the Internet.

The Company intends to mail this proxy statement and accompanying proxy card on or about April 12, 2006 to all stockholders of record entitled to vote at the annual meeting.

Who can vote at the annual meeting?

Only stockholders of record at the close of business on March 23, 2006 will be entitled to vote at the annual meeting. On this record date, there were 16,541,258 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If on March 23, 2006 your shares were registered directly in your name with Website Pros’s transfer agent, SunTrust Bank, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card or vote by proxy over the telephone or on the Internet as instructed below to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on March 23, 2006 your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

There are two matters scheduled for a vote:

•	Election of two directors; and

•	Ratification of Ernst & Young LLP as independent registered public accounting firm of the Company for its fiscal year ending December 31, 2006.

How do I vote?

You may either vote “For” all the nominees to the Board of Directors or you may “Withhold” your vote for any nominee you specify. You may vote “For” or “Against,” or abstain from voting with respect to, the ratification of Ernst & Young LLP as our independent registered public accounting firm. The procedures for voting are fairly simple:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the annual meeting, vote by proxy using the enclosed proxy card, vote by proxy over the telephone, or vote by proxy on the Internet. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person if you have already voted by proxy.

•	To vote in person, come to the annual meeting and we will give you a ballot when you arrive.

•	To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.

•	To vote over the telephone, dial toll-free 1-888-693-8683 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the enclosed proxy card. Your vote must be received by 11:59 p.m. Eastern Time on May 8, 2006 to be counted.

•	To vote on the Internet, go to http://www.cesvote.com to complete an electronic proxy card. You will be asked to provide the company number and control number from the enclosed proxy card. Your vote must be received by 11:59 p.m. Eastern Time on May 8, 2006 to be counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from Website Pros. Simply complete and mail the proxy card to ensure that your vote is counted. Alternatively, you may vote by telephone or over the Internet as instructed by your broker or bank. To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

We provide Internet proxy voting to allow you to vote your shares on-line, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of March 23, 2006.

What if I return a proxy card but do not make specific choices?

If you return a signed and dated proxy card without marking any voting selections, your shares will be voted “For” the election of all two nominees for director and “For” ratification of Ernst & Young LLP as independent registered public accounting firm of the Company for its fiscal year ending 2006. If any other matter is properly presented at the meeting, your proxy (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

•	You may submit another properly completed proxy card with a later date.

•	You may send a written notice that you are revoking your proxy to Website Pros’ Corporate Secretary at 12375 Gran Bay Parkway West, Building 200, Jacksonville, Florida 32258.

•	You may attend the annual meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

When are stockholder proposals due for next year’s annual meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by December 13, 2006, to the Corporate Secretary of Website Pros at 12375 Gran Bay Parkway West, Building 200, Jacksonville, Florida 32258. If you wish to submit a proposal that is not to be included in next year’s proxy materials or nominate a director, you must do so by December 13, 2006 (120 calendar days prior to the anniversary of the mailing date of this proxy statement), in order that they may be included in the proxy materials relating to that meeting.

A stockholder proposal or nomination for director that will not be included in next year’s proxy materials, but that a stockholder intends to present in person at next year’s Annual Meeting, must comply with the notice, information and consent provisions contained in the Company’s Bylaws. In part, the Bylaws provide that to timely submit a proposal or nominate a director you must do so by submitting the proposal or nomination in writing, to the Company’s Corporate Secretary at the Company’s principal executive offices no later than the close of business on February 8, 2007 (90 days prior to the first anniversary of the 2006 Annual Meeting Date) nor earlier than the close of business on January 9, 2007 (120 days prior to the first anniversary of the 2006 Annual Meeting date). In the event that the Company sets an Annual Meeting date for 2007 that is not within 30 days before or after the anniversary of the 2006 Annual Meeting date, notice by the stockholder must be received no later than the close of business on the 120th day prior to the 2007 Annual Meeting and not later than the close of business on the later of the 90th day prior to the 2007 Annual Meeting or the 10th day following the day on which public announcement of the date of the 2007 Annual Meeting is first made. The Company’s Bylaws contain additional requirements to properly submit a proposal or nominate a director. If you plan to submit a proposal or nominate a director, please review the Company’s Bylaws carefully. You may obtain a copy of the Company’s Bylaws by mailing a request in writing to the Corporate Secretary of Website Pros at 12375 Gran Bay Parkway West, Building 200, Jacksonville, Florida 32258.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count “For” and “Withhold” and, with respect to proposals other than the election of directors, “Against” votes, abstentions and broker non-votes. Abstentions will be counted towards the vote total for each proposal and will have the same effect as “Against” votes. Broker non-votes have no effect and will not be counted towards the vote total for any proposal.

If your shares are held by your broker as your nominee (that is, in “street name”), you will need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker to vote your shares. If you do not give instructions to your broker, your broker can vote your shares with respect to “discretionary” items, but not with respect to “non-discretionary” items. Discretionary items are proposals considered routine under the rules of the New York Stock Exchange (“NYSE”) on which your broker may vote shares held in street name in the absence of your voting instructions. On non-discretionary items for which you do not give your broker instructions, the shares will be treated as broker non-votes.

How many votes are needed to approve each proposal?

•	For the election of directors, the two nominees receiving the most “For” votes (among votes properly cast in person or by proxy) will be elected. Only votes “For” or “Withheld” will affect the outcome.

•	To be approved, Proposal No. 2—Ratification of Ernst & Young LLP as independent registered public accounting firm for the Company for its fiscal year ending December 31, 2006 must receive a “For” vote from the majority of shares present and entitled to vote either in person or by proxy. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the outstanding shares are represented by stockholders present at the meeting or by proxy. On the record date, there were 16,541,258 shares outstanding and entitled to vote. Thus 8,270,630 shares must be represented by stockholders present at the meeting or by proxy to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, either the chairman of the meeting or a majority of the votes present at the meeting may adjourn the meeting to another date.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting. Final voting results will be published in the Company’s quarterly report on Form 10-Q for the second quarter of 2006.

PROPOSAL 1

ELECTION OF DIRECTORS

Website Pros’ Board of Directors is divided into three classes. Each class consists, as nearly as possible, of one-third of the total number of directors, and each class has a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy in a class shall serve for the remainder of the full term of that class, and until the director’s successor is elected and qualified or until the director’s death, resignation or removal. This includes vacancies created by an increase in the number of directors.

The Board of Directors presently has seven members. There are two directors in the class whose term of office expires in 2006. Messrs. Durden and Durity were appointed to the Board of Directors in January 2006 to fill vacancies on the Board of Directors and were introduced to the Board for nomination by Website Pros’ Chief Executive Officer. If elected at the annual meeting, each of these nominees would serve until the 2009 annual meeting and until his successor is elected and has qualified, or until the director’s death, resignation or removal.

It is the Company’s policy to encourage directors and nominees for director to attend the Annual Meeting.

The following is a brief biography of each nominee and each director whose term will continue after the annual meeting.

NOMINEES FOR ELECTION FOR A THREE-YEAR TERM EXPIRING AT THE 2009 ANNUAL MEETING

Hugh Durden, age 63, has served as a member of our Board of Directors since January 2006. Mr. Durden is currently the chairman of the board of trustees of The Alfred I. DuPont Testamentary Trust. Prior to serving as chairman, Mr. Durden served as the representative of the corporate trustee of the DuPont Trust from July 1997 until December 2004. Prior to joining the DuPont Trust, Mr. Durden served as president of Wachovia Corporate Services, a banking corporation, from January 1994 until December 2000. Mr. Durden serves on the board of directors of The St. Joe Company, a real estate development company. Mr. Durden holds a B.A. from Princeton University and a M.B.A. from Tulane University.

G. Harry Durity, age 59, has served as a member of our Board of Directors since January 2006. Mr. Durity currently serves as a senior advisor at New Mountain Capital, a private equity firm. From August 1994 to January 2005, Mr. Durity served as corporate vice president–worldwide business development and as a member of the executive committee at Automatic Data Processing, Inc., a data processing company. Mr. Durity serves on the board of directors of National Medical Health Card, a specialized health services company. Mr. Durity holds a B.A. from Western Maryland College and a M.A. from Washington State University.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF EACH NAMED NOMINEE.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2007 ANNUAL MEETING

Julius Genachowski, age 43, has served as a member of our Board of Directors since January 2006. From 1997 until 2005, Mr. Genachowski served in senior executive positions at IAC/InterActiveCorp, a publicly-traded e-commerce and media company. His positions at IAC included Chief of Business Operations, General Counsel and member of the Office of the Chairman. Prior to joining IAC, Mr. Genachowski served as Chief Counsel to the Chairman of the Federal Communications Commission. Prior to joining the FCC, he served as a law clerk to U.S. Supreme Court Justice David H. Souter and, before that, to retired U.S. Supreme Court Justice William J. Brennan, Jr. Mr. Genachowski holds a B.A. from Columbia University and a J.D. from Harvard Law School.

Deven Parekh, age 36, has served as a member of our Board of Directors since December 2003. He is currently a managing director of Insight Venture Partners, a venture capital firm. Mr. Parekh has served in various positions, including managing director, at Insight Venture Partners since January 2000. He holds a B.S. from the Wharton School of Business at University of Pennsylvania.

George Still, age 43, has served as a member of our Board of Directors since March 1999. He is currently a managing general partner of Norwest Venture Partners, a venture capital firm, and has served in that position since October 1989. Mr. Still serves on the board of advisors of the Foster Center for Private Equity at Dartmouth College. He holds a B.S. from Pennsylvania State University and a M.B.A. from Dartmouth College.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2008 ANNUAL MEETING

David Brown, age 52, has served as our chief executive officer and president since August 2000 and as a member of our Board of Directors since August 1999. Mr. Brown served as our president from August 1999 until March 2000. Mr. Brown was employed by Atlantic Partners Group, a private equity firm, from March 2000 until August 2000. Prior to joining us, Mr. Brown founded Atlantic Teleservices, a technology services company, in 1997 and served as its Chief Executive Officer from 1997 until its acquisition by us in August 1999. Mr. Brown holds a B.A. from Harvard University.

Timothy Maudlin, age 55, has served as a member of our Board of Directors since February 2002. Mr. Maudlin is currently a managing partner of Medical Innovation Partners, a venture capital firm. From 1999 to 2001, he served as a principal and as chief financial officer of Venturi Group, LLC, an incubator and venture capital firm. Mr. Maudlin serves as chairman of the board of directors of Curative Health Services, Inc. (“Curative”), a biopharmaceutical company. On March 24, 2006, Curative’s board of directors authorized the filing of a voluntary petition for bankruptcy under Chapter 11. The petition was filed on March 27, 2006. He is a certified public account and holds a B.A. from St. Olaf College and a M.A. from Kellogg School of Management at Northwestern University.

INDEPENDENCE OF THE BOARD OF DIRECTORS

As required under the Nasdaq Stock Market (“Nasdaq”) listing standards, a majority of the members of a listed company’s Board of Directors must qualify as “independent,” as affirmatively determined by the Board of Directors. The Board consults with the Company’s counsel to ensure that the Board’s determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of the Nasdaq, as in effect time to time.

Consistent with these considerations, after review of all relevant transactions or relationships between each director, or any of his or her family members, and the Company, its senior management and its independent registered public accounting firm, the Board affirmatively has determined that the following directors are independent directors within the meaning of the applicable Nasdaq listing standards: Mr. Durden, Mr. Durity, Mr. Genachowski, Mr. Maudlin, Mr. Parekh and Mr. Still. In making this determination, the Board found that none of the directors or nominees for director have a material or other disqualifying relationship with the Company. Mr. Brown, the President and Chief Executive Officer of the Company, is not an independent director.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND ITS COMMITTEES

On February 9, 2005, the Board of Directors documented the governance practices followed by the Company by adopting Corporate Governance Guidelines to assure that the Board will have the necessary authority and practices in place to review and evaluate the Company’s business operations as needed and to make decisions that are independent of the Company’s management. The guidelines are also intended to align the interests of directors and management with those of the Company’s stockholders. The Corporate Governance Guidelines set forth the practices the Board will follow with respect to board composition and selection, board meetings and involvement of senior management, Chief Executive Officer performance evaluation and succession planning, and board committees and compensation. The Corporate Governance Guidelines were adopted by the Board to, among other things, reflect changes to the Nasdaq listing standards and Securities and Exchange Commission rules adopted to implement provisions of the Sarbanes-Oxley Act of 2002. The Corporate Governance Guidelines, as well as the charters for each committee of the Board, may be viewed at http://ir.websitepros.com/documents.cfm.

As required under applicable Nasdaq listing standards, in the fiscal year ended December 31, 2005, the Company’s independent directors met five times in regularly scheduled executive sessions at which only independent directors were present. Mr. Maudlin, chairman of the Audit Committee, presided over the executive sessions. Persons interested in communicating with the independent directors with their concerns or issues may address correspondence to a particular director, or to the independent directors generally, in care of Website Pros at 12375 Gran Bay Parkway West, Building 200 Jacksonville, Florida 32258. If no particular director is named, letters will be forwarded, depending on the subject matter, to the Chair of the Audit, Compensation, or Nominating and Corporate Governance Committee.

The Board has three committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The following table provides membership and meeting information for the fiscal year ended December 31, 2005, and the fiscal year ending the fiscal year ended December 31, 2006 for each of the Board committees:

Name	Audit		Compensation		Nominating and Corporate Governance
David Brown
Hugh Durden (1)	X				X
G. Harry Durity (1)	X		X
Julius Genachowski (1)			X		X
Jeffrey Lieberman (2)	X
Timothy Maudlin	X	*			X
Deven Parekh			X	*
George J. Still, Jr.			X		X	*
Total meetings in fiscal year 2005	5		1		0

*	Committee Chairperson
(1)	Joined the Board and each committee noted in January 2006.
(2)	Resigned from the Board and each committee noted in January 2006.

Below is a description of each committee of the Board of Directors. The Board of Directors has determined that each member of each committee meets the applicable rules and regulations regarding “independence” and that each member is free of any relationship that would interfere with his or her individual exercise of independent judgment with regard to the Company.

AUDIT COMMITTEE

The Audit Committee of the Board of Directors oversees the Company’s corporate accounting and financial reporting process. For this purpose, the Audit Committee performs several functions. The Audit Committee evaluates the performance of and assesses the qualifications of the independent registered public accounting firm; determines and approves the engagement of the independent registered public accounting firm; determines whether to retain or terminate the existing independent registered public accounting firm or to appoint and engage new independent registered public accounting firm; reviews and approves the retention of the independent registered public accounting firm to perform any proposed permissible non-audit services; monitors the rotation of partners of the independent registered public accounting firm on the Company’s audit engagement team as required by law; confers with management and the independent registered public accounting firm regarding the effectiveness of internal controls over financial reporting; establishes procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; and meets to review the company’s annual audited financial statements and quarterly financial statements with management and the independent auditor, including reviewing the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Three directors currently comprise the Audit Committee: Messrs. Durden, Durity and Maudlin. In the fiscal year ended December 31, 2005, two directors comprised the Audit Committee: Messrs. Lieberman and Maudlin. The Audit Committee met five times during the fiscal year. The Audit Committee has adopted a written Audit Committee Charter that is attached as APPENDIX A to these proxy materials.

The Board of Directors annually reviews the Nasdaq listing standards definition of independence for Audit Committee members and has determined that all members of the Company’s Audit Committee are independent (as independence is currently defined in Rule 4350(d)(2)(A)(i) and (ii) of the Nasdaq listing standards The Board of Directors has determined that Mr. Maudlin qualifies as an “audit committee financial expert,” as defined in applicable SEC rules. The Board made a qualitative assessment of Mr. Maudlin’s level of knowledge and experience based on a number of factors, including his formal education and experience as an audit manager with Arthur Andersen and as a chief financial officer. In addition to the Company’s Audit Committee, Mr. Durity also serves on the Audit Committees of National Medical Health Card Systems, Inc. (Nasdaq: NMHC). The Board of Directors has determined that such simultaneous service does not impair Mr. Durity’s ability to effectively serve on the Company’s Audit Committee.

COMPENSATION COMMITTEE

The Compensation Committee of the Board of Directors reviews and approves the overall compensation policies, plans and programs for the Company. The Compensation Committee reviews and approves corporate performance goals and objectives relevant to the compensation of the Company’s independent directors, executive officers and other senior management; determines and approves the compensation and other terms of employment of the Company’s chief executive officer; reviews and approves the compensation and other terms of employment of the other executive officers; and administers the Company’s stock option and purchase plans, pension and profit sharing plans, stock bonus plans, deferred compensation plans and other similar programs. Four directors currently comprise the Compensation Committee: Messrs. Durity, Genachowski, Parekh and Still. In the fiscal year ended December 31, 2005, two directors comprised the Compensation Committee: Messrs. Parekh and Still. All members of the Company’s Compensation Committee are independent (as independence is currently defined in Rule 4200(a)(15) of the Nasdaq listing standards). The Compensation Committee met one time during the fiscal year.

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

The Nominating and Corporate Governance Committee of the Board of Directors is responsible for identifying, reviewing and evaluating candidates to serve as directors of the Company, reviewing and evaluating incumbent directors, recommending to the board for selection candidates for election to the board of directors, making recommendations to the Board regarding the membership of the committees of the Board, assessing the performance of the Board and developing a set of corporate governance principles for the Company. Our Nominating and Corporate Governance Committee charter can be found on our corporate website at http://ir.websitepros.com/documents.cfm. Four directors currently comprise the Nominating and Corporate Governance Committee: Messrs. Durden, Genachowski, Maudlin and Still. In the fiscal year ended December 31, 2005, two directors comprised the Nominating and Corporate Governance Committee: Messrs. Maudlin and Still. All members of the Nominating and Corporate Governance Committee are independent (as independence is currently defined in Rule 4200(a)(15) of the Nasdaq listing standards). The Nominating and Corporate Governance Committee did not meet during the fiscal year.

The Nominating and Corporate Governance Committee believes that candidates for director should have certain minimum qualifications, including being able to read and understand basic financial statements, being over 21 years of age and having the highest personal integrity and ethics. The Nominating and Corporate Governance Committee also intends to consider such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of the Company, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of the Company’s stockholders. However, the Nominating and Corporate Governance Committee retains the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of the Board, the operating requirements of the Company and the long-term interests of stockholders. In conducting this assessment, the Nominating and Corporate Governance Committee considers diversity, age, skills, and such other factors as it deems appropriate given the current needs of the Board and the Company, to maintain a balance of knowledge, experience and capability. In the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee reviews such directors’ overall service to the Company during their term, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair such directors’ independence. In the case of new director candidates, the Nominating and Corporate Governance Committee also determines whether the nominee must be independent for Nasdaq purposes, which determination is based upon applicable Nasdaq listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Nominating and Corporate Governance Committee then uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The Nominating and Corporate Governance Committee meets to discuss and consider such candidates’ qualifications and then selects a nominee for recommendation to the Board by majority vote. To date, the Nominating and Corporate Governance Committee has not paid a fee to any third party to assist in the process of identifying or evaluating director candidates. To date, the Nominating and Corporate Governance Committee has not rejected a timely director nominee from a stockholder or stockholders holding more than 5% of our voting stock.

At this time, the Nominating and Corporate Governance Committee does not consider director candidates recommended by stockholders. The Nominating and Corporate Governance Committee believes that it is in the best position to identify, review, evaluate and select qualified candidates for Board membership, based on the comprehensive criteria for Board membership approved by the Board.

MEETINGS OF THE BOARD OF DIRECTORS

The Board of Directors met 6 times during the last fiscal year. Each Board member then in office attended 75% or more of the aggregate of the meetings of the Board and of the committees on which he served, held during the period for which he was a director or committee member, respectively.

MEETINGS OF THE BOARD OF DIRECTORS

The Board of Directors met 6 times during the last fiscal year. Each Board member then in office attended 75% or more of the aggregate of the meetings of the Board and of the committees on which he served, held during the period for which he was a director or committee member, respectively.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

The Company’s Board has adopted a formal process by which stockholders may communicate with the Board or any of its directors. Stockholders who wish to communicate with the Board may do so by sending written communications addressed to the Corporate Secretary of Website Pros at 12375 Gran Bay Parkway West, Building 200, Jacksonville, Florida 32258. All communications will be compiled by the Secretary of the Company and submitted to the Board or the individual directors on a periodic basis. These communications will be reviewed by one or more employees of the Company designated by the Board, who will determine whether they should be presented to the Board. The purpose of this screening is to allow the Board to avoid having to consider irrelevant or inappropriate communications (such as advertisements, solicitations and communications not requiring Board consideration). The screening procedures have been approved by a majority of the independent Directors of the Board. All communications directed to the Audit Committee in accordance with the Company’s whistleblower Policy that relate to questionable accounting or auditing matters involving the Company will be promptly and directly forwarded to the Audit Committee.

CODE OF ETHICS

The Company has adopted the Website Pros, Inc. Code of Conduct that applies to all officers, directors and employees. The Code of Conduct is available on our website at http://ir.websitepros.com/documents.cfm. If the Company makes any substantive amendments to the Code of Conduct or grants any waiver from a provision of the Code of Conduct to any executive officer or director, the Company will promptly disclose the nature of the amendment or waiver on its website.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The following report of the Audit Committee shall not constitute “soliciting material,” shall not be deemed “filed” with the SEC and is not to be incorporated by reference into any of other the Company’s filing under the Securities Act or the Exchange Act, except to the extent we specifically incorporate this report by reference therein.

Communications with Management and Independent Registered Public Accounting Firm

The Audit Committee has reviewed and discussed our audited financial statements with management. In addition, the Audit Committee has discussed with Ernst & Young LLP, Website Pros’ independent registered public accounting firm, the matters required to be discussed by Statement of Auditing Standards No. 61, “Communications with Audit Committees,” which includes, among other items, matters related to the conduct of the audit of our financial statements. The Audit Committee has also received written disclosures and the letter from Ernst & Young LLP required by the Independence Standards Board Standard No. 1, which relates to the Ernst & Young LLP’s independence from Website Pros and its related entities, and has discussed their independence from Website Pros, including whether Ernst & Young LLP’s provision of non-audit services was compatible with that independence.

Committee Member Independence and Financial Expert

The Audit Committee is comprised of Mr. Maudlin (Chair), Mr. Durden and Mr. Durity, all of whom satisfy the independence criteria of the Nasdaq listing standards for serving on an audit committee. SEC regulations require Website Pros to disclose whether its Board has determined that a director qualifying as a “financial expert” serves on the Website Pros Audit Committee. Website Pros’ Board has determined that Mr. Maudlin qualifies as a “financial expert” within the meaning of such regulations.

Recommendation Regarding Financial Statements

Based on the review and discussions referred to above, the Audit Committee unanimously recommended to our Board that Website Pros’ audited financial statements for the fiscal year ended December 31, 2005, be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2005.

AUDIT COMMITTEE

Timothy Maudlin, Chair

Hugh Durden

G. Harry Durity

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2006 and has further directed that management submit the selection of independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. Ernst & Young LLP has audited the Company’s financial statements since 2002. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting at which they will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither the Company’s Bylaws nor other governing documents or law require stockholder ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm. However, the Audit Committee of the Board is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee of the Board will reconsider whether to retain Ernst & Young LLP as the Company’s independent registered public accounting firm. Even if the selection is ratified, the Audit Committee of the Board in its discretion may direct the appointment of different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting will be required to ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The following table represents aggregate fees billed to the Company for fiscal years ended December 31, 2004 and December 31, 2005, by Ernst & Young LLP, the Company’s principal accountant.

	Fiscal Year Ended December 31,
	2005	2004
	(in thousands)
Audit Fees (1)	$1,321	$117
Audit-related Fees (2)	30	0
Tax Fees (3)	231	18
All Other Fees	0	0

(1)	The 2005 amount includes audit fees associated with the Company’s initial public offering.
(2)	Consists of fees pertaining to audits and accounting consultations in connection with acquisitions by Website Pros of Leads.com, Inc. and of the assets of E.B.O.Z., Inc.
(3)	Consists of fees pertaining to tax planning related to an analysis of Internal Revenue Code Section 382 (concerning the calculation of net operating loss carry-forward limitations) and to value added tax returns and advice regarding compliance.

All fees described above were approved by the Audit Committee.

PRE-APPROVAL POLICIES AND PROCEDURES.

The Audit Committee pre-approves all audit and non-audit services rendered by our independent registered accounting firm, Ernst & Young LLP. While the Audit Committee Charter permits the Audit Committee to delegate pre-approval authority to one or more individuals, as well as to pre-approve defined categories of services, the Audit Committee has not yet done so. To date, all pre-approval has been given as part of the Audit Committee’s approval of the scope of the engagement of the independent auditor or on an individual explicit case-by-case basis before the independent auditor is engaged to provide each service.

The Audit Committee has determined that the rendering of the services other than audit services by Ernst & Young LLP is compatible with maintaining the principal accountant’s independence.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 2.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of the Company’s common stock as of March 15, 2006 by: (i) each director and nominee for director; (ii) each of the executive officers named in the Summary Compensation Table; (iii) all executive officers and directors of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than five percent of its common stock.

	Beneficial Ownership (1)
Beneficial Owner	Number of Shares	Percent of Total
Five Percent Stockholders:
Entities Affiliated with Insight Venture Partners (2) 680 Fifth Avenue, 8th Floor New York, NY 10019	3,339,126	20.2%

Entities Affiliated with Norwest Venture Partners (3) 525 University Avenue, Suite 800 Palo Alto, CA 94301	2,466,001	14.9%

Parties Affiliated with Arbor Capital Management, LLC One Financial Plaza 120 South Sixth Street Suite 1000 Minneapolis, Minnesota 55402	952,100	5.8%
Tobias Dengel	887,795	5.4%
Todd Walrath	887,795	5.4%

Directors and Executive Officers:
David L. Brown (4)	1,637,375	9.1%
Kevin Carney (5)	276,379	1.6%
Darin Brannan (6)	271,354	1.6%
Roseann Duran (7)	99,704	*
Edward Hechter (8)	309,415	1.8%
Timothy Maudlin (9)	199,089	1.2%
Deven Parkeh (2)(10)	3,345,792	20.2%
George J. Still, Jr. (3)(11)	2,477,111	15.0%
Hugh Durden (12)	3,333	*
G. Harry Durity (12)	3,333	*
Julius Genachowski (12)	3,333	*
All executive officers and directors as a group (11 persons) (13)	8,626,218	45.8%

*	Less than one percent.
(1)	This table is based upon information supplied by officers, directors and stockholders and Schedules 13D and 13G filed with the Securities and Exchange Commission (the “SEC”). Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 16,541,258 shares outstanding on March 15, 2006, adjusted as required by rules promulgated by the SEC.
(2)	Represents 2,639,885 shares held by Insight Venture Partners IV, L.P., 325,335 shares held by Insight Venture Partners IV (Co-Investors), L.P., 20,976 shares held by Insight Venture Partners IV (Fund B), L.P., 352,930 shares held by Insight Venture Partners (Cayman) IV, L.P. Insight Venture Associates IV, LLC and Insight Holdings Group, LLC may be deemed to beneficially own 3,339,126 of such shares.
(3)

Represents 1,099,657 shares owned of record by Norwest Venture Partners VII-A, LP (“NVP VII-A”), and Itasca VC Partners VII-A, LLC (“Itasca VC VII-A”) may be deemed to have beneficial ownership of such shares, based on its affiliation with NVP VII-A. Represents 830,165 shares owned of record by Norwest

Venture Partners VII, LP (“NVP VII”), and Itasca VC Partners VII, LP (“Itasca VC VII”) may be deemed to have beneficial ownership of such shares based on its affiliation with NVP VII. Represents 521,802 shares owned of record by Norwest Venture Partners IX, L.P. (“NVP IX”) and 14,377 shares owned of record by NVP Entrepreneurs’ Fund IX, L.P. (“NVP Fund IX”), and Genesis VC Partners IX, LLC (“Genesis VC IX”) may be deemed to have beneficial ownership of such shares based on its affiliation with NVP IX and NVP Fund IX. At December 31, 2005, each of George J. Still, Jr. and Promod Haque may be deemed to have beneficially owned 2,466,001 shares of Common Stock consisting of the following: (1) 1,099,657 shares of Common Stock by virtue of his status as a managing director of Itasca VC VII-A, the general partner of NVP VII-A, the record owner of such shares; (2) 521,802 shares of Common Stock by virtue of his status as a managing director of Genesis VC IX, the general partner of NVP IX, the record owner of such shares; (3) 830,165 shares of Common Stock by virtue of his status as a managing partner of Itasca VC VII, the general partner of NVP VII, the record owner of such shares; and (4) 14,377 shares of Common Stock by virtue of his status as a managing director of Genesis VC IX, the general partner of NVP Fund IX, the record owner of such shares. At December 31, 2005, John P. Whaley may be deemed to have beneficially owned 830,165 shares of Common Stock by virtue of his status as a managing administrative partner of Itasca VC VII, the general partner of NVP VII, the record owner of such shares.

(4)	Consists of 90,228 shares held by Atlantic Teleservices, L.P. (“Atlantic Teleservices”) 71,428 shares issuable upon the exercise of warrants held by Atlantic Teleservices that are exercisable within 60 days after March 15, 2006, 25,264 shares held by Atlantic Partners Group, and 1,450,455 shares issuable upon the exercise of options exercisable within 60 days after March 15, 2006 Mr. Brown is a member of CIMC Atlantic II, LLC, which is the general partner of Atlantic Teleservices and Atlantic Partners Group. Mr. Brown shares voting and investment power with respect to these shares with Alton G. Keel, Jr.
(5)	Consists of 276,379 shares issuable upon the exercise of options exercisable within 60 days after March 15, 2006. Excludes shares of common stock held by Atlantic Partners Group, L.P., as to which Mr. Carney has no voting or investment power, but does retain an economic interest.
(6)	Includes 179,783 shares issuable upon the exercise of options exercisable within 60 days after March 15, 2006.
(7)	Consists of 99,704 shares issuable upon the exercise of options exercisable within 60 days after March 15, 2006.
(8)	Includes 50,565 shares held by Mr. Hechter, 70,000 shares held jointly with Mr. Hechter’s wife, Lisa Jacobsen Hechter, and 188,850 shares issuable upon the exercise of options exercisable within 60 days after March 15, 2006.
(9)	Includes 127,801 shares held by Mr. Maudlin, 64,622 shares held by Mr. Maudlin’s wife, Janice K. Maudlin and 6,666 shares issuable upon the exercise of options exercisable within 60 days after March 15, 2006.
(10)	In addition to the shares described in note 3 above, includes 6,666 shares issuable upon the exercise of options exercisable within 60 days after March 15, 2006.
(11)	In addition to the shares described in note 3 above, includes 4,444 shares of common stock held by Mr. Still and 6,666 shares issuable upon the exercise of options exercisable within 60 days after March 15, 2006.
(12)	Includes 3,333 issuable upon the exercise of options exercisable within 60 days after March 15, 2006.
(13)	Includes 2,296,596 shares issuable upon exercise of options and warrants beneficially owned by all executive officer’s and directors currently exercisable or exercisable within 60 days after March 15, 2006. See notes (2) through (12) above.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 (the “1934 Act”) requires the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 2005, the Company’s officers, directors and greater than ten percent beneficial owners complied with all applicable Section 16(a) filing requirements.

COMPENSATION OF DIRECTORS

Each non-employee director of the Company receives a payment of $1,000 for each in-person meeting of the Board of Directors or any committee thereof attended by such non-employee director and $250 for any telephonic meeting of the Board of Directors or any committee thereof attended by such non-employee director. In the fiscal year ended December 31, 2005, the total compensation paid to non-employee directors was $0; however, the Company paid in 2006 an aggregate of $1,250 for fees payable in respect of meetings held in 2005. The members of the Board of Directors are also eligible for reimbursement for their expenses incurred in attending Board meetings in accordance with Company policy.

Each non-employee director of the Company also receives stock option grants under the 2005 Non-Employee Directors’ Stock Option Plan (the “Directors’ Plan”). Only non-employee directors of the Company are eligible to receive options under the Directors’ Plan. Options granted under the Directors’ Plan are intended by the Company not to qualify as incentive stock options under the Internal Revenue Code.

Pursuant to the terms of the Directors’ Plan, any individual who served as a non-employee director upon the effectiveness of the Company’s initial public offering, or became a non-employee director after the Company’s initial public offering was automatically granted an initial option to purchase 40,000 shares of common stock. The initial grants issued upon the effectiveness of the initial public offering have an exercise price per share equal to $10.00, the price per share in the Company’s initial public offering. The shares subject to each initial grant vest in a series of 36 successive equal monthly installments measured from the date of grant. In addition, any individual who is serving as a non-employee director immediately following an annual meeting of our stockholders, commencing with the annual meeting in 2006, will automatically be granted an option to purchase 10,000 shares of common stock on such date. The shares subject to each annual grant vest in a series of 12 successive equal monthly installments measured from the date of grant. Further, the individuals who are serving as the chairperson of each of the audit committee and the nominating and corporate governance committee immediately following an annual meeting of our stockholders, commencing with the annual meeting in 2006, will each automatically be granted an option to purchase an additional 5,000 shares of common stock on such date. The shares subject to the additional annual grant to the chairperson of each of the audit committee and the nominating and governance committee vest in a series of 12 successive equal monthly installments measured from the date of grant. The exercise price of these options will be the fair market value on the date of grant.

During the last fiscal year, the Company granted options covering 40,000 shares to each non-employee then serving as director of the Company, at an exercise price per share of $10.00, the fair market value of such shares (based on the price per share in the Company’s initial public offering). As of March 15, 2006, no options had been exercised under the Directors’ Plan.

The following table provides information for fiscal 2005 compensation for non-employee directors who served during fiscal 2005.

			Option Grants
Name	Board Meeting Fees		Date	Shares Granted	Fair Market Value (at grant)
Jeffrey Lieberman	$0	(1)(2)	November 1, 2005	40,000	$400,000
Timothy Maudlin	$0	(1)	November 1, 2005	40,000	$400,000
Deven Parekh	$0	(1)	November 1, 2005	40,000	$400,000
George J. Still, Jr.	$0	(1)	November 1, 2005	40,000	$400,000

(1)	No fees were paid in 2005; however, fees in amounts equal to $500.00, $500.00 and $250.00 were paid in 2006 to Messrs. Maudlin, Lieberman and Parekh, respectively, in respect of meetings attended in 2005.
(2)	Mr. Lieberman resigned from the Company’s board of directors on January 13, 2006. Accordingly, the option granted to Mr. Lieberman on November 1, 2005 referenced above has terminated with respect to 37,778 shares that were unvested as of the date of Mr. Lieberman’s resignation. The option is exercisable until April 13, 2006, with respect to the remaining 2,222 shares.

EXECUTIVE OFFICERS

The following table sets forth certain information about our executive officers, including their ages as of March 15, 2006.

Name	Age	Position
David Brown	52	Director, Chief Executive Officer and President
Kevin Carney	42	Chief Financial Officer
Darin Brannan	38	Senior Vice President, Business & Corporate Development
Roseann Duran	54	Senior Vice President, Marketing
Edward Hechter	42	Executive Vice President

David Brown has served as our chief executive officer and president since August 2000 and as a member of our Board of Directors since August 1999. Mr. Brown served as our president from August 1999 until March 2000. Mr. Brown was employed by Atlantic Partners Group, a private equity firm, from March 2000 until August 2000. Prior to joining us, Mr. Brown founded Atlantic Teleservices, a technology services company, in 1997 and served as its Chief Executive Officer from 1997 until its acquisition by us in August 1999. Mr. Brown holds a B.A. from Harvard University.

Kevin Carney has served as our chief financial officer since January 2002. Mr. Carney served as our director of finance from September 2000 until January 2002 and from August 1999 until June 2000. Mr. Carney was employed by Atlantic Partners Group, a private equity firm, from June 2000 until September 2000. Prior to joining us, Mr. Carney served as the chief financial officer of Atlantic Teleservices, a technology services company, from June 1998 until its acquisition by us in August 1999. Mr. Carney is a certified public accountant and holds a B.S. in accounting and finance from Boston College.

Darin Brannan was one of our founders in March 1999. He has served as our senior vice president, business and corporate development since that time. Mr. Brannan holds a B.A. Business Administration from Embry-Riddle University and an M.B.A. from the University of Hartford.

Roseann Duran has served as our senior vice president, marketing since March 2002. Prior to joining us, Ms. Duran founded and served as of the managing partner of Odyssey, Inc., a strategic planning and marketing company for small businesses, from January 2001 until March 2002. Prior to founding Odyssey, Ms. Duran served as the vice president of e-dr.com, a business-to-business internet company for eye care practitioners, from August 2000 until January 2001. Ms. Duran holds a B.S. from Pennsylvania State University and a M.B.A. from University of North Florida.

Edward Hechter has served as our executive vice president since February 2002. Prior to joining us, Mr. Hechter served as the executive vice president of Innuity, Inc., a web services company, from September 2001 until February 2002, as its vice president, product development and sales operations from February 2001 until September 2001, as its vice president product development from May 2000 until February 2001 and as its director of professional services and business development from August 1999 until May 2000.

COMPENSATION OF EXECUTIVE OFFICERS

The following table shows for the fiscal years ended December 31, 2004 and 2005, compensation awarded or paid to, or earned by, the Company’s Chief Executive Officer and its other four most highly compensated executive officers at December 31, 2005 (the “Named Executive Officers”). As permitted by the rules promulgated by the SEC, no amounts are shown below for 2003.

SUMMARY COMPENSATION TABLE

		Annual Compensation		Long-Term Compensation	All Other Compensation ($)
Awards
Name and Principal Position	Year	Salary ($)	Bonus ($)	Securities Underlying Options (#)
David Brown Chief Executive Officer and President	2005 2004	262,885 235,385	125,000 46,000	500,000 —	$ $	3,346 2,286	(1) (1)

Kevin Carney Chief Financial Officer	2005 2004	165,577 143,077	60,000 20,800	80,000 —	$ $	1,919 1,193	(2) (2)

Darin Brannan Senior Vice President, Business & Corporate Development	2005 2004	135,000 140,192	25,000 11,658	— 60,000	$ $	340 367	(3) (3)

Roseann Duran Senior Vice President, Marketing	2005 2004	117,308 114,231	24,000 12,000	20,000 —	$ $	2,145 1,311	(4) (4)

Edward Hechter Executive Vice President	2005 2004	160,000 165,000	45,000 20,000	30,000 —	$ $	2,461 1,106	(5) (5)

(1)	Consists of 401(k) plan matching contributions of $1,919 and $3,006 for 2004 and 2005, respectively, and of life insurance premiums in the amount of $367 and $340 for 2004 and 2005.
(2)	Consists of 401(k) plan matching contributions of $850 and $1,601 for 2004 and 2005, respectively, and of life insurance premiums in the amount of $343 and $318 for 2004 and 2005.
(3)	Consists of life insurance premiums in the amount of $367 and $340 for 2004 and 2005.
(4)	Consists of 401(k) plan matching contributions of $952 and $1,812 for 2004 and 2005, respectively, and of life insurance premiums in the amount of $359 and $333 for 2004 and 2005.
(5)	Consists of 401(k) plan matching contributions of $1,106 and $2,007 for 2004 and 2005, respectively, and of life insurance premiums in the amount of $0 and $454 for 2004 and 2005.

STOCK OPTION GRANTS AND EXERCISES

The Company grants options to its executive officers under its 2005 Equity Incentive Plan (the “2005 Plan”). Prior to the adoption of the 2005 plan, the Company granted options to its executive officers under the 1999 Equity Incentive Plan (the “1999 Plan”). As of March 15, 2006, (i) options to purchase a total of 274,540 shares were outstanding under the 2005 Plan and options to purchase 1,531,486 shares remained available for grant under the 2005 Plan; and (ii) options to purchase a total of 3,720,151 shares were outstanding under the 1999 Plan and no shares remained available for grant under the 1999 Plan. The Company has never granted any stock appreciation rights.

The following tables show for the fiscal year ended December 31, 2005, certain information regarding options granted to, exercised by, and held at year end by, the Named Executive Officers:

	Individual Grants
	Number of Securities Underlying Options Granted (#)	% of Total Options Granted to Employees in Fiscal Year	Exercise Or Base Price ($/Sh)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
Name					5% ($)	10% ($)
David Brown (1)	500,000	43.58	9.00	4/6/2015	$2,830,026	$7,171,841
Kevin Carney (2)	80,000	6.97	9.00	4/6/2015	$452,804	$1,147,495
Darin Brannan	—	—	—	—	—	—
Roseann Duran (2)	20,000	1.74	9.00	4/6/2015	$113,201	$286,874
Edward Hechter (2)	30,000	2.61	9.00	4/6/2015	$169,802	$430,310

(1)	1/48th of the shares vest on each monthly anniversary of November 1, 2005 until all of the shares are fully vested; provided that no shares shall vest on any vesting date if on such date the option holder is not provided Continuous Service (as such term is defined in the applicable plan) to the Company.
(2)	1/48th of the shares vest on each monthly anniversary of April 6, 2005 until all of the shares are fully vested; provided that no shares shall vest on any vesting date if on such date the option holder is not provided Continuous Service (as such term is defined in the applicable plan) to the Company.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR, AND OPTION VALUES AT DECEMBER 31, 2005

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at December 31, 2005			Value of Unexercised In-the-Money Options at December 31, 2005
			Exercisable		Unexercisable	Exercisable ($)	Unexercisable ($)
David Brown	—	—	1,398,373		489,583	$10,109,312	$—
Kevin Carney	—	—	267,005	(1)	66,668	$1,774,609	$—
Darin Brannan	45,000	$378,000	172,371	(2)	33,334	$1,189,053	$181,670
Roseann Duran	—	—	96,997	(3)	16,667	$687,549	$—
Edward Hechter	—	—	184,303	(4)	25,001	$1,201,337	$—

(1)	Includes 47,691 shares eligible for exercise prior to vesting, which, if exercised, would be subject to a right of repurchase in favor of the Company until vested at a price per share equal to the original exercise price.
(2)	Includes 24,616 shares eligible for exercise prior to vesting, which, if exercised, would be subject to a right of repurchase in favor of the Company until vested at a price per share equal to the original exercise price.
(3)	Includes 43,829 shares eligible for exercise prior to vesting, which, if exercised, would be subject to a right of repurchase in favor of the Company until vested at a price per share equal to the original exercise price.
(4)	Includes 13,117 shares eligible for exercise prior to vesting, which, if exercised, would be subject to a right of repurchase in favor of the Company until vested at a price per share equal to the original exercise price.

EMPLOYMENT, SEVERANCE AND CHANGE OF CONTROL AGREEMENTS

Employment Agreements

In 2005, each of Mr. Brown and Mr. Carney entered into an employment agreement which became effective immediately following the Company’s initial public offering. These agreements provide for initial base salaries of $275,000 and $175,000, respectively. These agreements also provide for other customary benefits and terms, including discretionary bonus of up to 50% of base salary for Mr. Brown and up to 40% of base salary for Mr. Carney, medical insurance and participation in our 401(k) plan. No particular performance goals have been established with respect to bonus eligibility for Mr. Brown or Mr. Carney. The Compensation Committee of our Board of Directors may modify the compensation and benefits provided under these agreements as they deem necessary. Each of these officers is employed by us on an “at will” basis, notwithstanding the existence of these agreements.

Under Mr. Brown’s employment agreement, if at any time his employment is terminated by us without cause or by Mr. Brown for good reason, we would be obligated to pay Mr. Brown severance equal to eighteen months of salary plus 150% of the prior year’s bonus and health benefits, and Mr. Brown would be entitled to an additional eighteen months of vesting of shares subject to any stock options held by him at the time of such termination.

Under Mr. Carney’s employment agreement, if at any time his employment is terminated by us without cause or by Mr. Carney for good reason, we would be obligated to pay Mr. Carney severance equal to twelve months of salary plus prior year’s bonus and health benefits, and Mr. Carney would be entitled to an additional twelve months of vesting of shares subject to any stock options held by him at the time of such termination.

Additionally, Mr. Brown and Mr. Carney are entitled to accelerated vesting benefits described below under “Change of Control Provisions.”

Change of Control Provisions

Our named executive officers, other than David Brown and Kevin Carney, and some of our other key employees are entitled to cash severance and vesting acceleration benefits in connection with changes of control as described below under “Executive Severance Benefit Plan.” Mr. Brown and Mr. Carney are entitled to the following vesting acceleration in the event of a change of control:

•	In the event of a change of control, Mr. Brown will receive accelerated vesting of all shares subject to vesting under any of his outstanding options or other stock awards effective immediately prior to the closing of the change of control.

•	In the event of a change of control, Mr. Carney will receive accelerated vesting of 20% of the then-unvested shares subject to his then outstanding options or other stock awards effective immediately prior to the closing of the change of control. In addition, if Mr. Carney’s employment is terminated without cause or for good reason within eighteen months following the change of control, an additional 30% of the shares subject to his then outstanding options or other stock awards that were unvested at the time of the change of control will become immediately vested upon such termination.

2005 Equity Incentive Plan

Under the 2005 Plan, in the event of specified significant corporate transactions, such as a sale of all or substantially all of our assets, a sale of at least 90% of our outstanding securities, a merger in which we are not the surviving entity, or a merger in which we are the surviving entity but our common stock outstanding immediately prior to the transaction is exchanged or converted into other property, all outstanding stock awards under the 2005 Equity Incentive Plan may be assumed, continued or substituted for by any surviving or acquiring entity (or its parent company). If the surviving or acquiring entity (or its parent company) elects not to assume, continue or substitute for such stock awards, then (i) with respect to any such stock awards that are held by individuals whose service with us or our affiliates has not terminated more than three months prior to the effective date of the corporate transaction, the vesting and exercisability provisions of such stock awards will be accelerated in full and such awards will be terminated if not exercised prior to the effective date of the corporate transaction, and (ii) all other outstanding stock awards will terminate if not exercised prior to the effective date of the corporate transaction. Our board of directors may also provide that the holder of an outstanding stock award not assumed in the corporate transaction will surrender such stock award in exchange for a payment equal to the excess of (i) the value of the property that the optionee would have received upon exercise of the stock award, over (ii) the exercise price otherwise payable in connection with the stock award.

2005 Non-Employee Directors’ Stock Option Plan

Under the 2005 Non-Employee Directors’ Stock Option Plan, in the event of specific significant corporate transactions, such as a sale of all or substantially all of our assets, a sale of at least 90% of our outstanding securities in a merger, consolidation or similar transaction in which we are not the surviving entity, or a merger, consolidation or similar transaction in which we are the surviving entity but our common stock outstanding immediately prior to the transaction is exchanged for or converted into other property, all outstanding options under the 2005 Non-Employee Directors’ Stock Option Plan may be assumed, continued or substituted for by any surviving or acquiring entity (or its parent company). If the surviving or acquiring entity (or its parent company) elects not to assume, continue or substitute for such options, then (i) with respect to any such options that are held by optionees then performing services for us or our affiliates, the vesting and exercisability of such options will be accelerated in full and such options will be terminated if not exercised prior to the effective date of the corporate transaction, and (ii) all other outstanding options will terminate if not exercised prior to the effective date of the corporate transaction. Our board of directors may also provide that the holder of an outstanding option not assumed in the corporate transaction will surrender such option in exchange for a payment equal to the excess of (i) the value of the property that the optionee would have received upon exercise of the option, over (ii) the exercise price otherwise payable in connection with the option.

2005 Employee Stock Purchase Plan

Under the 2005 Employee Stock Purchase Plan, in the event of specified significant corporate transactions, any then-outstanding rights to purchase our stock under the 2005 Employee Stock Purchase Plan will be assumed, continued or substituted for by any surviving or acquiring entity (or its parent company). If the surviving or acquiring entity (or its parent company) elects not to assume, continue or substitute for such purchase rights, then the participants’ accumulated contributions will be used to purchase shares of our common stock within ten business days prior to such corporate transaction, and such purchase rights will terminate immediately thereafter.

Executive Severance Benefit Plan

In April 2005, our board of directors adopted the Executive Severance Benefit Plan, which became effective immediately following the initial public offering. Under the Executive Severance Benefit Plan, executive officers, other than David Brown and Kevin Carney, and some of our other key employees, as designated by our board of directors, are eligible for severance benefits, including cash severance payments and accelerated vesting of outstanding stock and options.

Termination without Cause or Resignation for Good Reason. Under the Executive Severance Benefit Plan, if a beneficiary’s employment with us terminates without cause, or the beneficiary terminates his or her employment with good reason, the beneficiary is entitled to cash severance in an amount equal to six months’ salary, payable in accordance with our standard payroll practices. Additionally, the beneficiary would be entitled to acceleration of six months worth of vesting of the shares of stock held by the beneficiary and the shares of stock subject to any options held by the beneficiary. Further, we will pay any Consolidated Omnibus Budget Reconciliation Act of 1985, or COBRA, payments for six months.

Termination without Cause or Resignation for Good Reason Following a Change of Control. Under the Executive Severance Benefit Plan, if within eighteen months following a change of control a beneficiary’s employment with us terminates without cause, or the beneficiary terminates his or her employment with good reason, the beneficiary is entitled to cash severance in an amount equal to six months’ salary, payable in accordance with our standard payroll practices. Additionally, the beneficiary would be entitled to acceleration of 50% of the then-unvested shares of stock held by the beneficiary and the shares of stock subject to any options held by the beneficiary. Further, we will pay any COBRA payments for six months.

Conditions to Receipt of Benefits. To be eligible to receive benefits under the Executive Severance Benefit Plan, the beneficiary must execute a general waiver and release of claims in our favor. If a beneficiary is terminated for cause or resigns without good reason, the beneficiary is ineligible for benefits under the Executive Severance Benefit Plan.

EQUITY COMPENSATION PLAN INFORMATION

The number of shares issuable upon exercise of outstanding stock options, the weighted-average exercise price of the outstanding options, and the number of stock options remaining for future issuance for each of our equity compensation plans as of December 31, 2005 are summarized as follows:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	4,074,790	$3.95	2,272,877	(1)
Equity compensation plans not approved by security holders (2)	0	N/A	0
Total	4,074,790	$3.95	2,272,877

(1)	Includes 450,000 shares reserved for issuance pursuant to the Company’s 2005 Employee Stock Purchase Plan.
(2)	None of Website Pros’ equity compensation plans were adopted without the approval of the Company’s security holders.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

ON EXECUTIVE COMPENSATION

The following is the report of the Compensation Committee describing the compensation policies governing compensation paid to Website Pros executive officers during fiscal 2005. The material in this report shall not constitute “soliciting material,” shall not be deemed “filed” with the SEC and is not to be incorporated by reference into any other Website Pros filing under the Securities Act or the Exchange Act, except to the extent Website Pros specifically incorporates this report by reference therein.

Introduction

The Board of Directors has delegated the power and authority to review, modify and approve compensation policies and practices and to administer the Company’s equity plans to the Compensation Committee. The Compensation Committee annually evaluates and establishes the compensation policies for the chief executive officer and other members of senior management including the named executive officers. Messrs. Durity, Genachowski, Parekh (Chairman) and Still comprise the Compensation Committee and are non-employees and independent within the meaning of Rule 4200(a)(15) of the Nasdaq listing standards.

Compensation Philosophy and Objectives

The Compensation Committee believes that compensation of the Company’s executive officers should:

•	provide a means for Website Pros to attract, retain and reward high-quality executives and other employees who will contribute to the long-term success of the Company;

•	inspire executive officers, including the Company’s chief executive officer, to achieve the Company’s business objectives; and

•	align the financial interests of the executive officers and other employees with those of the stockholders.

The Committee’s approach regarding base salaries for executives is conservative, with the goal of maintaining base salaries at or somewhat below the industry median for Web services companies of comparable size and giving greater weight in total compensation in target bonus and gains related to equity. The Company believes significant equity-based incentives for executives and other key employees help ensure that the executives and key employees are motivated over the long-term to respond to the Company’s business challenges and opportunities as owners and not just as employees.

Elements of Compensation

The Compensation Committee uses two types of compensation to achieve its overall compensation objectives: annual compensation and long-term compensation. Annual compensation is comprised of base salary and variable cash compensation, while long-term compensation is generally comprised of stock options.

Annual Compensation

Base Salary. The Compensation Committee recognizes the importance of maintaining base cash compensation levels that are competitive with the companies with which Website Pros competes for talent. Base salary for executives is targeted in reference to companies in similar businesses and with similar characteristics such revenue and market capitalization. The Compensation Committee received this data in 2005 through its own review of public filings of other publicly traded Web services companies. This peer group excluded those companies with revenue and profitability that significantly exceeded the Company’s financial performance. The Compensation Committee reviews annual salaries for all of the Company’s executive officers. In addition to other features, the annual salary plan takes into account past performance and expected future contributions of the individual executive.

Variable Compensation. In addition to earning a base salary, executive and certain members of senior management are eligible to receive additional cash compensation through variable bonuses. The variable bonuses are intended to motivate executives to achieve company-wide and individual operating and strategic objectives. Potential payment levels are equal to a percentage of base salary, which percentage is set annually by the Compensation Committee for the ensuing year. Payouts of bonuses, which generally are made in the first quarter of the following year (February 2006 in the case of 2005), are based upon the Compensation Committee’s review and analysis as to the extent to which both Company and individual operating and strategic objectives have been achieved, though the Compensation Committee may modify these goals and criteria or grant additional variable cash compensation to the executive officers even if the performance goals are not met. The combination of annual salary and variable compensation is targeted to bring the participant’s total cash compensation to levels that are at or slightly above the industry median for companies the Company considers comparable, as discussed above.

Long-Term Compensation

Equity Compensation. Equity compensation, which the Compensation Committee considers to be long term compensation, is an integral component of the Company’s efforts to attract and retain exceptional executives, senior management and employees. The Compensation Committee believes that properly structured equity compensation aligns the long-term interests of stockholders and employees by creating a strong, direct link between employee compensation and stock appreciation since stock options are only valuable to the employee if the value of the Company’s common stock increases after the date of grant. While equity compensation is an important part of the overall compensation policy, the Committee is sensitive to the concerns of the Company’s stockholders regarding the potentially dilutive impact of stock option grants and other equity compensation awarded to employees. Stock option grants are determined, therefore, by taking into account each executive officer’s performance and responsibility level, a comparison with comparable awards to individuals in similar positions in the industry, each executive officer’s current level of equity participation, the dilutive impact of the potential grant, and the Company’s operating performance. However, the Compensation Committee does not strictly adhere to these factors in all cases and may vary grants made to each executive officer as the particular circumstances warrant. Exercise prices for options are set at the fair market value of the Company’s common stock on the date of grant.

Options granted to executive employees (excluding the Chief Executive Officer) during 2005 vest monthly over four years, provided that the executive officer continues his or her employment with the Company. The Chief Executive Officer’s 2005 grant also vests monthly over four years, but the vesting commenced upon the Company’s initial public offering. Accordingly, an option will provide a return to the executive officer only if he or she remains employed by the Company, and then only if the market price of the Company’s common stock appreciates over the option term.

Based upon the factors noted above, the Company granted the named executive officers the option grants set forth in the Option Grants Table above. The Compensation Committee reexamines long-term compensation levels annually.

Executive officers are also generally eligible to participate in the 2005 Employee Stock Purchase Plan. As a result of applicable laws regarding stock ownership, no employee owning more than five percent (5%) of our stock is eligible to participate in this plan. During 2005 the Company did not commence an offering under the 2005 Employee Stock Purchase Plan.

The Committee believes the programs described above provide compensation that is competitive with comparable technology companies, that they provide the basis for the Company to attract and retain qualified executive officers, and that they link the interests of executive officers together with yours as stockholders. The Committee will continue to monitor the relationship among executive compensation, the Company’s performance and stockholder value. The Committee believes that these actions were appropriate and plans to continue to monitor the Company’s equity compensation plans in light of changing market, financial and regulatory conditions.

Severance Benefits. Executive officers other than the Company’s Chief Executive Officer and Chief Financial Officer are eligible to participate in the Company’s Executive Severance Benefit Plan. The Company’s Chief Executive Officer and Chief Financial Officer are entitled to severance benefits as well, pursuant to their employment agreement. The Compensation Committee considers these severance benefits critical to attracting and retaining high caliber executives.

Personal Benefits. Website Pros seeks to maintain an egalitarian culture in its facilities and operations. Accordingly, Website Pros does not provide officers with reserved parking spaces or separate dining or other facilities. The Company also does not have programs that provide personal-benefit perquisites to officers, such as lodging or defraying the cost of personal entertainment or family travel. Website Pros’ health care and other insurance programs are the same for all eligible employees, including officers. There are no outstanding loans of any kind to any executive officer, and federal law and the Company’s Code of Conduct prohibit loans to executive officers by the Company. Website Pros expects its officers to be role models under its Code of Conduct, which is applicable to all employees, and officers are not entitled to operate under lesser standards.

2005 Chief Executive Officer Compensation

Mr. Brown is eligible to receive the same categories of compensation as are available to other executive officers of the Company. Mr. Brown’s compensation in 2005 was based primarily upon the terms of the employment agreement between Mr. Brown and Website Pros dated as of April 2005 and effective as of the Company’s initial public offering.

The agreement provides for an annual salary of $275,000 in cash and a discretionary cash bonus of up to fifty percent (50%) of base salary. This below-median cash salary was based on Mr. Brown’s willingness to receive a smaller portion of his compensation in cash than is typical for chief executive officers of similar companies and Website Pros’ desire to preserve cash, particularly when it was as a privately-held company with limited access to capital. Consistent with the Compensation Committee’s philosophy, a greater portion of Mr. Brown’s overall compensation was equity-based or based upon a variable bonus. The Compensation Committee believes that Mr. Brown’s compensation structure for 2005 was in the best interests of the Company and was commensurate with the Committee’s philosophy of aligning compensation with the creation of long-term value for Website Pros’ stockholders.

During 2005, Mr. Brown was granted a stock option to purchase 500,000 shares of common stock to further incentivize Mr. Brown to contribute to the long-term success of the Company through equity ownership. The shares subject to the option vest in 48 equal monthly installments, measured from the date on which the Company’s stock was first publicly traded, November 2, 2005, contingent upon Mr. Brown’s continued service to the Company.

Mr. Brown was awarded a cash bonus of $125,000 based upon an evaluation of Mr. Brown’s overall leadership and management, as well as the Company’s achievements during 2005, including the completion of the Company’s initial public offering.

Tax Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended, places a limit of $1 million on the amount of compensation that Website Pros may deduct in any one year with respect to its chief executive officer and each of its next four most highly compensated executive officers. Certain performance-based compensation within the meaning of Section 162(m) is not subject to the deduction limit. To maintain flexibility in compensating the chief executive officer and the executive officers in a manner designed to promote varying corporate goals, the Compensation Committee has not adopted a policy that all compensation must be deductible. The Compensation Committee intends to continue to evaluate the effects of the compensation limits of Section 162(m) and to grant compensation awards in the future in a manner consistent with the best interests of the Company and its stockholders.

Conclusion

Through the compensation arrangements described above, a significant portion of Website Pros’ compensation program and Mr. Brown’s compensation are contingent on Website Pros’ performance, and the realization of benefits is closely linked to increases in long-term stockholder value. Website Pros remains committed to this philosophy of paying for performance, recognizing that the competitive market for talented executives and the volatility of its business may result in highly variable compensation for a particular time period.

COMPENSATION COMMITTEE

G. Harry Durity

Julius Genachowski

Deven Parekh, Chair

George J. Still, Jr.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

For the fiscal year ended December 31, 2005, the Compensation Committee consisted of Messrs. Parekh (chairman) and Still. No member of the Compensation Committee is an officer or employee of Website Pros, and none of our executive officers serve as a member of a compensation committee of any entity that has one or more executive officers serving as a member of our Compensation Committee. Each of our directors holds Website Pros’ securities as set forth under the heading “Certain Beneficial Owners and Management.”

PERFORMANCE MEASUREMENT COMPARISON (1)

The following graph shows the total stockholder return as of the dates indicated of an investment of $100 in cash on November 2, 2005 (the date the Company’s common stock was first publicly traded) for (i) the Company’s common stock, (ii) the Nasdaq National Market (U.S. only) (“Nasdaq”) and (iii) the RDG Internet Composite Index (the “RDG Internet Composite”). All values assume reinvestment of the full amount of any dividends. The stock price performance on the graph below is not necessarily indicative of future performance.

(1)	This Section is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the 1933 Act or the 1934 Act whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.
(2)	This table dates back to November 2, 2005, the first date on which the Company’s stock was publicly traded.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In February 2005, we issued and sold to investors an aggregate of 420,137 shares of Series B convertible redeemable preferred stock, or New Series B, at a purchase price of $7.1405 per share, for aggregate consideration of $3,000,000. Upon completion of the Company’s initial public offering, these shares converted into 420,137 shares of common stock. Holders of more than 5% of our capital stock participated in these transactions.

In April 2005, we issued 2,320,518 shares of our common stock to the stockholders of Leads.com, Inc., as consideration for all of the outstanding capital stock of Leads.com in connection with our acquisition of Leads.com. Tobias Dengel and Todd Walrath, each of whom is a holder of more than 5% of our outstanding stock, received shares in this transaction as consideration for their shares of Leads.com stock. Prior to the Leads.com transaction, neither Mr. Dengel nor Mr. Walrath was a director, executive officer, or stockholder of ours.

In July 2005, Darin Brannan, or Senior Vice President, Business & Corporate Development, exercised options to purchase 45,000 shares of the Company’s common stock at $0.50 per share, with a net value realized (the difference between the exercise price and the fair market value of such shares, as determined by the Board of Directors) of $378,000.

In connection with the Company’s initial underwritten public offering, 2,000,000 shares of common stock were registered and sold on behalf of certain selling stockholders. Selling stockholders in the offering included entities affiliates with Insight Venture Partners and Crosspoint Venture Partners, each of whom owned more than 5% of the Company’s voting securities; Tim Maudlin, one of our directors, his wife, Janice K. Maudlin, his daughter, Laurie Ann Bensen, his son Eric J. Maudlin, Sharon E. Eilen, Randall L. Johnson, and Michael L. Snow. One of our directors, Deven Parekh, is a member of the board of managers of Insight Holdings Group, LLC, the managing member of Insight Venture Associates IV, LLC, the general partner of the Insight Partnerships.

The Company currently employs the son-in-law of the Company’s Chief Executive Officer and President, David Brown. Effective March 13, 2006, Mr. Brown’s son-in-law receives an annual base salary of $70,000.

The Company has entered into indemnity agreements with certain officers and directors which provide, among other things, that the Company will indemnify such officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings which he or she is or may be made a party by reason of his or her position as a director, officer or other agent of the Company, and otherwise to the fullest extent permitted under Delaware law and the Company’s Bylaws.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are Website Pros’ stockholders will be “householding” our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker, direct your written request to Corporate Secretary, Website Pros, Inc., 12735 Gran Bay Parkway West, Building 200, Jacksonville, Florida 32258 or contact Kevin Carney at (904) 680-6623. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.

A copy of the Company’s Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2005 is available without charge upon written request to: Corporate Secretary, Website Pros, Inc., 12735 Gran Bay Parkway West, Building 200, Jacksonville, Florida 32258.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

Kevin M. Carney

Secretary

April 12, 2006

APPENDIX A

AMENDED AND RESTATED CHARTER OF THE AUDIT COMMITTEE

WEBSITE PROS, INC.

AMENDED AND RESTATED CHARTER

OF THE AUDIT COMMITTEE

ADOPTED: FEBRUARY 9, 2005

PURPOSE AND POLICY

The primary purpose of the Audit Committee (the “Committee”) shall be to act on behalf of the Board of Directors (the “Board”) of WEBSITE PROS, INC. (the “Company”) in fulfilling the Board’s oversight responsibilities with respect to the Company’s corporate accounting and financial reporting processes, the systems of internal control over financial reporting, and audits of financial statements, as well as the quality and integrity of the Company’s financial statements and reports and the qualifications, independence and performance of the firm or firms of registered public accountants engaged as the Company’s independent outside auditors for the purpose of preparing or issuing an audit report or performing audit services (the “Auditors”) and the performance of the Company’s internal audit function. The Committee shall also provide oversight assistance in connection with the Company’s legal, regulatory and ethical compliance programs as established by management and the Board. The Committee shall also be designated as the Company’s Qualified Legal Compliance Committee (the “QLCC”) within the meaning of Rule 205.2(k) of Title 17, Chapter II of the Code of Federal Regulations (the “Rules of Professional Conduct”). The operation of the Committee shall be subject to the Bylaws of the Company as in effect from time to time and Section 141 of the Delaware General Corporation Law.

The policy of the Committee, in discharging these obligations, shall be to maintain and foster an open avenue of communication among the Committee and the Auditors, the Company’s financial management and internal auditors.

COMPOSITION

The Committee shall consist of at least three members of the Board of Directors. The members of the Committee shall satisfy the independence and financial literacy requirements of The Nasdaq Stock Market (“Nasdaq”) applicable to Committee members as in effect from time to time, when and as required by Nasdaq. At least one member shall satisfy the applicable Nasdaq financial sophistication requirements as in effect from time to time and, so long as required by applicable law, rules or regulations (including Nasdaq rules and regulations), at least one member shall be an “audit committee financial expert” as defined by such applicable law, rules or regulations (including Nasdaq rules and regulations). The members of the Committee shall be appointed by and serve at the discretion of the Board. Vacancies occurring on the Committee shall be filled by the Board. The Chairman of the Committee shall be appointed by the Board.

MEETINGS AND MINUTES

The Committee shall hold such regular or special meetings as its members shall deem necessary or appropriate, and in any event at least quarterly. Minutes of each meeting of the Committee shall be prepared and distributed to each director of the Company and the Secretary of the Company promptly after each meeting. The Chairman of the Committee shall report to the Board regularly, or whenever so requested by the Board.

AUTHORITY

The Committee shall have authority to appoint, determine compensation for, and at the expense of the Company, retain and oversee the Auditors as set forth in Section 10A(m)(2) of the Securities Exchange Act of 1934, as amended, and the rules thereunder, to appoint and oversee the internal audit function and otherwise to fulfill its responsibilities under this charter. The Committee shall have authority to retain and determine compensation for, at the expense of the Company, special legal, accounting or other advisors or consultants as it deems necessary or appropriate in the performance of its duties. The Committee shall also have authority to pay, at the expense of the Company, ordinary administrative expenses that, as determined by the Committee, are necessary or appropriate in carrying out its duties. The Committee shall have the authority to review and approve related-party transactions. The Committee shall have authority to initiate investigations, to provide notices, including notices to the Securities and Exchange Commission, to retain experts, to recommend that the Company implement remedial or other appropriate actions and otherwise to carry out its responsibilities as a QLCC. The Committee shall have full access to all books, records, facilities and personnel of the Company as deemed necessary or appropriate by any member of the Committee to discharge his or her responsibilities hereunder. The Committee shall have authority to require that any of the Company’s personnel, counsel, accountants (including the Auditors) or investment bankers, or any other consultant or advisor to the Company attend any meeting of the Committee or meet with any member of the Committee or any of its special legal, accounting or other advisors and consultants. The approval of this Charter by the Board shall be construed as a delegation of authority to the Committee with respect to the responsibilities set forth herein.

RESPONSIBILITIES

The Committee shall oversee the Company’s financial reporting process on behalf of the Board, shall have direct responsibility for the appointment, compensation, retention and oversight of the work of the internal audit function and the Auditors and any other registered public accounting firm engaged for the purpose of performing other review or attest services for the Company. The internal auditors, the Auditors and each such other registered public accounting firm shall report directly and be accountable to the Committee. The Committee’s functions and procedures should remain flexible to address changing circumstances most effectively. To implement the Committee’s purpose and policy, the Committee shall be charged with the following functions and processes with the understanding, however, that the Committee may supplement or (except as otherwise required by applicable laws or rules) deviate from these activities as appropriate under the circumstances:

1. Evaluation and Retention of Auditors. To evaluate the performance of the Auditors, to assess their qualifications (including their internal quality-control procedures and any material issues raised by that firm’s most recent internal quality-control review or any investigations by regulatory authorities) and to determine whether to retain or to terminate the existing Auditors or to appoint and engage new auditors for the ensuing year, which retention shall be subject only to ratification by the Company’s stockholders (if the Committee or the Board elects to submit such retention for ratification by the stockholders).

2. Approval of Audit Engagements. To determine and approve engagements of the Auditors, prior to commencement of such engagements, to perform all proposed audit, review and attest services, including the scope of and plans for the audit, the adequacy of staffing, the compensation to be paid, at the Company’s expense, to the Auditors and the negotiation and execution, on behalf of the Company, of the Auditors’ engagement letters, which approval may be pursuant to preapproval policies and procedures established by the Committee consistent with applicable laws and rules, including the delegation of preapproval authority to one or more Committee members so long as any such preapproval decisions are presented to the full Committee at the next scheduled meeting.

3. Approval of Non-Audit Services. To determine and approve engagements of the Auditors, prior to commencement of such engagements (unless in compliance with exceptions available under applicable laws and rules related to immaterial aggregate amounts of services), to perform any proposed permissible non-audit services, including the scope of the service and the compensation to be paid therefor, which approval may be pursuant to preapproval policies and procedures established by the Committee consistent with applicable laws and rules, including the delegation of preapproval authority to one or more Committee members so long as any such preapproval decisions are presented to the full Committee at the next scheduled meeting.

4. Audit Partner Rotation. To monitor the rotation of the partners of the Auditors on the Company’s audit engagement team as required by applicable laws and rules and to consider periodically and, if deemed appropriate, adopt a policy regarding rotation of auditing firms.

5. Auditor Conflicts. At least annually, to receive and review written statements from the Auditors delineating all relationships between the Auditors and the Company, consistent with Independence Standards Board Standard No. 1, to consider and discuss with the Auditors any disclosed relationships and any compensation or services that could affect the Auditors’ objectivity and independence, and to assess and otherwise take appropriate action to oversee the independence of the Auditors.

6. Former Employees of Auditor. To consider and, if deemed appropriate, adopt a policy regarding Committee preapproval of employment by the Company of individuals employed or formerly employed by the Company’s Auditors and engaged on the Company’s account.

7. Audited Financial Statement Review. To review, upon completion of the audit, the financial statements proposed to be included in the Company’s Annual Report on Form 10-K to be filed with the Securities and Exchange Commission and to recommend whether or not such financial statements should be so included.

8. Annual Audit Results. To review with management and the Auditors the results of the annual audit, including the Auditors’ assessment of the quality, not just acceptability, of accounting principles, the reasonableness of significant judgments and estimates (including material changes in estimates), any material audit adjustments proposed by the Auditors and any adjustments proposed but not recorded, the adequacy of the disclosures in the financial statements and any other matters required to be communicated to the Committee by the Auditors under the standards of the Public Company Accounting Oversight Board (United States), as appropriate.

9. Quarterly Results. To review with management and the Auditors, as appropriate, the results of the Auditors’ review of the Company’s quarterly financial statements, prior to public disclosure of quarterly financial information, if practicable, or filing with the Securities and Exchange Commission of the Company’s Quarterly Report on Form 10-Q, and any other matters required to be communicated to the Committee by the Auditors under standards of the Public Company Accounting Oversight Board (United States).

10. Management’s Discussion and Analysis. To review with management and the Auditors on a quarterly and annual basis the Company’s disclosures contained under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in its periodic reports to be filed with the Securities and Exchange Commission.

11. Press Releases. To review with management and the Auditors, as appropriate, earnings press releases, as well as the substance of financial information and earnings guidance provided to analysts and ratings agencies, which discussions may be general discussions of the type of information to be disclosed or the type of presentation to be made. The Chair of the Committee may represent the entire Committee for purposes of this discussion.

12. Accounting Principles and Policies. To review with management and the Auditors significant issues that arise regarding accounting principles and financial statement presentation, including critical accounting policies and practices, alternative accounting policies available under generally accepted accounting principles (“GAAP”) related to material items discussed with management and any other significant reporting issues and judgments.

13. Risk Assessment and Management. To review with management and the Auditors, as appropriate, the Company’s guidelines and policies with respect to risk assessment and risk management, including the risk of fraud and including the Company’s major financial risk exposures and the steps taken by management to monitor and control these exposures.

14. Management Cooperation with Audit. To evaluate the cooperation received by the Auditors during their audit examination, including any significant difficulties with the audit or any restrictions on the scope of their activities or access to required records, data and information, significant disagreements with management and management’s response, if any.

15. Management Letters. To review with the Auditors and, if appropriate, management, any management or internal control letter issued or, to the extent practicable, proposed to be issued by the Auditors and management’s response, if any, to such letter, as well as any additional material written communications between the Auditors and management.

16. National Office Communications. To review with the Auditors, as appropriate, communications between the audit team and the firm’s national office with respect to accounting or auditing issues presented by the engagement.

17. Disagreements Between Auditors and Management. To review with management and the Auditors or any other registered public accounting firm engaged to perform review nor attest services any material conflicts or disagreements between management and the Auditors or such other accounting firm regarding financial reporting, accounting practices or policies and to resolve any conflicts or disagreements regarding financial reporting.

18. Internal Control Over Financial Reporting. To confer with management and the Auditors, as appropriate, regarding the scope, adequacy and effectiveness of internal control over financial reporting including any special audit steps taken in the event of material control deficiencies, responsibilities, budget and staff of the internal audit function and review of the appointment or replacement of the senior internal audit executive or manager.

19. Separate Sessions. Periodically, to meet in separate sessions with the Auditors, the internal auditors or other personnel responsible for the internal audit function, as appropriate, and management to discuss any matters that the Committee, the Auditors, the internal auditors or management believe should be discussed privately with the Committee.

20. Correspondence with Regulators. To consider and review with management, the Auditors, outside counsel, as appropriate, and, in the judgment of the Committee, such special counsel, separate accounting firm and other consultants and advisors as the Committee deems appropriate, any correspondence with regulators or governmental agencies and any published reports that raise material issues regarding the Company’s financial statements or accounting policies.

21. Complaint Procedures. To establish procedures, when and as required by applicable laws and rules, for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

22. Regulatory and Accounting Initiatives. To review with counsel, the Auditors and management, as appropriate, any significant regulatory or other legal or accounting initiatives or matters that may have a material impact on the Company’s financial statements, compliance programs and policies if, in the judgment of the Committee, such review is necessary or appropriate.

23. Engagement of Registered Public Accounting Firms. To determine and approve engagements of any registered public accounting firm (in addition to the Auditors) to perform any other review or attest service, including the compensation to be paid to such firm and the negotiation and execution, on behalf of the Company, of such firm’s engagement letter, which approval may be pursuant to preapproval policies and procedures, including the delegation of preapproval authority to one or more Committee members, so long as any such preapproval decisions are presented to the full Committee at the next scheduled meeting.

24. Ethical Compliance. To review the results of management’s efforts to monitor compliance with the Company’s programs and policies designed to ensure adherence to applicable laws and rules, as well as to its Code of Ethical Conduct, including review and approval of related party transactions as required by Nasdaq rules.

25. Investigations. To investigate any matter brought to the attention of the Committee within the scope of its duties if, in the judgment of the Committee, such investigation is necessary or appropriate.

26. Proxy Report. To prepare the report required by the rules of the Securities and Exchange Commission to be included in the Company’s annual proxy statement.

27. Annual Charter Review. To review and assess the adequacy of this charter annually and recommend any proposed changes to the Board for approval.

28. Report to Board. To report to the Board of Directors with respect to material issues that arise regarding the quality or integrity of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements, the performance or independence of the Company’s Auditors, the performance of the Company’s internal audit function or such other matters as the Committee deems appropriate from time to time or whenever it shall be called upon to do so.

29. Annual Committee Evaluation. To conduct an annual evaluation of the performance of the Committee.

30. Procedures for Receipt of Attorney Report. To adopt written procedures for the confidential receipt, retention and consideration of any report of evidence of a material violation under Rule 205.3 of the Rules of Professional Conduct.

31. QLCC Responsibilities. To carry out the responsibilities of a QLCC as set forth in the Rules of Professional Conduct.

32. General Authority. To perform such other functions and to have such powers as may be necessary or appropriate in the efficient and lawful discharge of the foregoing.

It shall be the responsibility of management to prepare the Company’s financial statements and periodic reports and the responsibility of the Auditors to audit those financial statements. These functions shall not be the responsibility of the Committee, nor shall it be the Committee’s responsibility to ensure that the financial statements or periodic reports are complete and accurate, conform to GAAP or otherwise comply with applicable laws.

c/o Stock Transfer Department Post Office Box 105649 Atlanta, GA 30348	VOTE BY TELEPHONE
Have your proxy card available when you call the Toll-Free Number 1-888-693-8683 using a touch-tone phone and follow the simple instructions to record your vote.
VOTE BY INTERNET

Have your proxy card available when you access the website www.cesvote.com and follow the simple instructions presented to record your vote.
VOTE BY MAIL

Please mark, sign and date your proxy card and return it in the postage-paid envelope provided or return to: Corporate Election Services, P.O. Box 3230, Pittsburgh, PA 15230.

Vote by Telephone Call Toll-Free using a Touch-Tone phone: 1-888-693-8683	Vote by Internet Access the website and cast your vote: www.cesvote.com	Vote by Mail Return your proxy in the postage-paid envelope provided.

Vote 24 hours a day, 7 days a week!

If you vote by telephone or Internet, please do not send your proxy by mail.

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If voting by mail, Proxy must be signed and dated below.

ê  Please fold and detach card at perforation before mailing.  ê

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 9, 2006

THE UNDERSIGNED HEREBY APPOINTS DAVID L. BROWN AND KEVIN M. CARNEY, AND EACH OF THEM, AS ATTORNEYS AND PROXIES OF THE UNDERSIGNED, WITH FULL POWER OF SUBSTITUTION, TO VOTE ALL OF THE SHARES OF STOCK OF WEBSITE PROS, INC. THAT THE UNDERSIGNED MAY BE ENTITLED TO VOTE AT THE ANNUAL MEETING OF STOCKHOLDERS OF WEBSITE PROS, INC. TO BE HELD AT SAWGRASS MARRIOTT, 1000 PGA TOUR BOULEVARD, PONTE VEDRA BEACH, FLORIDA ON TUESDAY, MAY 9, 2006 AT 10:30 A.M. (LOCAL TIME), AND AT ANY AND ALL POSTPONEMENTS, CONTINUATIONS AND ADJOURNMENTS THEREOF, WITH ALL POWERS THAT THE UNDERSIGNED WOULD POSSESS IF PERSONALLY PRESENT, UPON AND IN RESPECT OF THE FOLLOWING MATTERS AND IN ACCORDANCE WITH THE FOLLOWING INSTRUCTIONS, WITH DISCRETIONARY AUTHORITY AS TO ANY AND ALL OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING.

Dated: , 2006

Signature(s)

PLEASE SIGN EXACTLY AS YOUR NAME APPEARS HEREON. IF THE STOCK IS REGISTERED IN THE NAMES OF TWO OR MORE PERSONS, EACH SHOULD SIGN. EXECUTORS, ADMINISTRATORS, TRUSTEES, GUARDIANS AND ATTORNEYS-IN-FACT SHOULD ADD THEIR TITLES. IF SIGNER IS A CORPORATION, PLEASE GIVE FULL CORPORATE NAME AND HAVE A DULY AUTHORIZED OFFICER SIGN, STATING TITLE. IF SIGNER IS A PARTNERSHIP, PLEASE SIGN IN PARTNERSHIP NAME BY AUTHORIZED PERSON.

PLEASE SIGN, DATE AND RETURN THIS PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE

YOUR VOTE IS IMPORTANT

If you do not vote by telephone or Internet, please sign and date this proxy card and return it promptly in the enclosed return envelope which is postage prepaid if mailed in the United States.

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WEBSITE PROS, INC.	PROXY

UNLESS A CONTRARY DIRECTION Is INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSAL 2, AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES FOR DIRECTOR LISTED BELOW

Proposal 1:	To elect two directors to hold office until the 2009 Annual Meeting of Stockholders.

☐	FOR all nominees listed below	☐	WITHHOLD AUTHORITY
	(except as marked to the contrary below)		to vote for all nominees listed below
	(1) Hugh Durden		(2) G. Harry Durity

TO WITHHOLD AUTHORITY TO VOTE FOR ANY NOMINEE(S) WRITE SUCH NOMINEE(S)’ NAME(S) BELOW:

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 2

Proposal 2:	To ratify selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as independent auditors of the Company for its fiscal year ending December 31, 2006.

☐	FOR	☐	AGAINST	☐	ABSTAIN

(Continued and to be signed on reverse side)